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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Polymer Group, Inc. for the registration of $200 million in 8 3/4% senior subordinated notes due 2008 and to the inclusion therein and to the incorporation by reference therein of our report dated March 25, 1998, with respect to the consolidated financial statements and to the incorporation by reference therein of our report dated March 25, 1998, with respect to the financial statement schedule of Polymer Group, Inc. included in its Annual Report (Form 10-K) for the year ended January 3, 1998, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Greenville, South Carolina
July 1, 1998